Exhibit 99.1

TEAMING AGREEMENT

THIS TEAMING AGREEMENT (the “Agreement”) is made and entered into this 24th day of January, 2013, by and between E-WASTE SYSTEMS, INC., an electronics waste recycling and reverse logistics firm, whose registered address is 101 First St. #493, Los Altos, CA 94022 USA, and whose functional headquarters located at 145-157 St. John St., London, EC1V 4PW England (“EWSI”) and (VGG) Village Green Global Inc., whose address is, 16211 Parkside Lane #101, Huntington Beach, CA 92647 USA, which together hereinafter are jointly referred to as the “Parties”.
RECITALS

WHEREAS, EWSI is executing a strategy of growth by acquisition; by organic business development; and by joint venture and as a result has a constantly growing network of high quality companies around the globe that it is working with to deliver end of life electronics services to clients, and;

WHEREAS EWSI, E-Waste Systems Inc. is planning to implement certain services either directly or through Village Green Global Inc., that may be complemented by being able to offer end of life electronics services of the type delivered by EWSI, and;

WHEREAS, both EWSI and (VGG) Village Green Global Inc. have or may develop customer relationships which may need servicing through the expertise of the other Party in locations around the world and;

WHEREAS, both Parties desire to market their joint and individual services and to provide the operational support for these customer initiatives to the other Party, and;

WHEREAS, both Parties desire to have the opportunity to consider deepening their relationship via merger or acquisition if the relationship warrants it in the future, and;

WHEREAS the Parties wish to engage each other to promote and to perform the services described to realize the resulting commercial benefits intended to accrue under this Teaming Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1.  Joint Cooperation
EWSI and (VGG) Village Green Global Inc. resolve to enter into this Teaming Agreement to offer and deliver certain end of life electronics services, as defined below, to their respective customers with the objective of providing the highest standards of recycling, refurbishing, and /or reselling of these assets, but only in keeping with the customer’s requirements, for either reuse or scrap.  No land filling and no export of hazardous materials will be allowed.  All data will also be destroyed to satisfy customer requirements and to satisfy EWSI’s and (VGG) Village Green Global Inc. own high-end standards.

2.	Sole Brand
Unless otherwise agreed between the Parties, EWSI, or ‘E-Waste Asset Identifier’ VGG “Smart Web” shall be the sole commercial brands deployed in the fulfillment of the electronics end of life services under this Agreement and VGG/Semper Pacific shall be the sole commercial brand deployed for its products and services.  All communication, correspondence and documentation shall be as directed by the Party which owns or initiates e customer relationship.  The Parties shall agree not to compete with one another in the delivery of their respective service offerings.

3.	Principles
The Parties warrant to each other that they shall deploy the highest industry and ethical standards in execution of the contracted end of life electronics customer services, including but not limited to the following:  zero land filling of any electronics or other waste; complete destruction of customer data; provision of certificates of destruction; resale of still usable electronics only with the consent of the customer; and prohibition of any improper or illegal exportation.  In addition, the Parties agree to be guided by, but may exceed and therefore not be limited to, the highest legal e-waste recycling standards in the world, generally accepted to be Europe’s [Waste Electrical & Electronics Equipment] WEEE Directive, as well as the principles of the R2 standards as recommended by the United States, EPA.

4.	Preserved Customer Relationship
The customers that are served by either of the Parties under this Agreement belong solely to the original owner or initiator of that customer relationship.  Upon termination of this Agreement, the originator of any such customer relationship which is subsequently carried on by either one of the Parties shall preserve their rights following such termination and the originating Party shall continue to receive any earned financial benefits which are derived from the delivery of the continuing services. Upon termination, the Parties, as may be required by law, by compliance, or for auditing purposes, shall preserve the right to retention of all necessary information about the customer and the services previously rendered, but shall also abide by the requirements of Section 13 Non Circumvention of this Agreement.

5.	Geography
The Parties are not limiting themselves to any sector or geography. It is contemplated that the Parties may choose to pursue opportunities throughout the U.S. and abroad.

6.	Management
Under this Agreement, it is expected that EWSI will be responsible for delivery of and management of all end of life electronics services to those customers engaged.  VGG, Village Green Global Inc., England responsibility will be generally limited to marketing and promotion of EWSI’s services to its customer base.  Similarly, should EWSI choose to promote VGG’s services to its customers, VGG, Village Green Global Inc. shall be responsible for the delivery of and management of those services.

In support of the above, and as it relates to end of life electronics services only, unless otherwise agreed in writing, whichever Party originates a customer relationship will be responsible for establishing and publishing the services (or statements of work) to be delivered by EWSI (the ‘Services’).  Oversight and implementation of the operational standards of the Services shall be the sole responsibility of EWSI, and the Parties agree to periodically review the execution of those Services.  Ultimate implementation of the Services shall be as directed by the customer either directly or via the originating Party.  EWSI shall be solely responsible for implementing and managing the technical aspects of the Services, and the Parties will carefully identify the specific customer requirements for such Services including, but not limited to;

i.	Removal
ii.	Labor
iii.	Trucking
iv.	Grading
v.	Parting
vi.	Refurbishment
vii.	Testing
viii.	Data destruction
ix.	Packaging
x.	Financing
xi.	Selling
xii.	Reporting to the customer
xiii.	Reporting to the other Party
xiv.	Environmental compliance, and
xv.	Provisions for customer on-site inspections, tours etc of the facility, and/or remote monitoring of the services, etc

7.	Locations
Unless otherwise agreed upon by the Parties the Services will be performed at EWSI’s facilities in Columbus, OH but may include any other agreed location which is under a Teaming Agreement, or other direct or sub-contractual control of either Party.  So long as this Agreement remains valid, the facility of both Party and any other subsequently deployed locations, may be identified as part of the combined network of both Parties via their websites and other public documents as either Party chooses.

8.	Cost of Assets
For purposes of clarity, the Parties enter into this Agreement with the understanding that it will be generally receiving end of life electronics assets for disposition at little or no cost to be paid to the customer(s), but that if the equipment contains enough high value at the end of the processing, a portion of the net recovered value may be offered to the customer.  Final details regarding a particular customer transaction will address the applicable pricing and materials at issue, and further will specify the compensation and other financial arrangements between the Parties for that specific transaction.

9 Profit Sharing
Unless otherwise agreed for a specific customer or project, all revenues and costs associated with each set of Services will be booked at actual value, and net profits after all direct costs of sales and all costs of operations will generally be divided as follows:
a.) For simple referrals (meaning the name and contact details are simply turned over by one Party to another) of customers of one Party to the other the referring Party will receive 10% (ten percent) of the first year net profit, and
b) For active participation by both Parties, the Party referring the customer to the other Party shall receive 20% of the net profit for the duration of this Agreement, and
c.) the Parties may agree a split of any amount between the two amounts above, in advance of delivering such Service, as the needs of the customer may dictate.

10.	Accounting
All revenue and associated costs of EWSI’s customers or for any Services executed for any customer of VGG Inc., under this Agreement shall be consolidated into EWSI’s financial statements on a monthly basis, and shall remain subject to audit.  EWSI shall maintain a set of books, as a separate division, which isolates for verification purposes all such sets of accounts.  All work executed by VGG Inc., but which originated by EWSI shall be similarly transacted and accounted for and subject to verification and audit if necessary.

11.	Acquisition or Merger
During the term of this Agreement, VGG, Village Green Global Inc., shall grant EWSI the first right to consider acquiring that part of the business of VGG Inc. which is responsible for generating e-waste or end-of-life electronics Services (the ‘VGG Inc.-EWSI’), and to do so at a fair market value as may be determined.  Neither Party shall be obliged to enter into any such agreement, nor shall any such transaction require, among other things, PCAOB audited accounts for the 24 month period prior to closing, due diligence, execution of a definitive agreement, and approval by both companies’ boards of directors.

12.	Term & Termination
The term of this Teaming Agreement will initially be for 1 year, with a periodic six-month review to ensure that the terms of this Agreement provide a fair reflection of the performance and rewards of each Party, and may be renewed for up to two further years, by mutual agreement.  Either Party may terminate this Agreement at any time for ”cause”, to be defined as material breach of this Agreement, gross misconduct, mal-feasance, moral or unethical dealings, or violation of any laws of any applicable jurisdiction.  In the event of termination, the Parties shall complete all contracted services and settle the financial matters between them in according to the terms of this Agreement.

13.	Non-Circumvention
The customers served by this Agreement belong to the originating Party and neither Party shall do or take any action to circumvent the other or otherwise attempt to take away the business of the customer from the other Party.  Similarly, the Parties shall not do or take any action to hire away any employees of the other Party and shall not do or take any action to circumvent the other Party.  This section shall survive termination of this Agreement.

14.	Code of Business Conduct and Ethics and Governance
The Parties to this Agreement agree to abide by the published policies of EWSI, including but not limited to EWSI’s Code of Business Conduct and Ethics and Insider Trading Policy.  The Parties also agree to cooperate reasonably, at EWSI’s cost, in any relevant and required filings by EWSI with government agencies, including but not limited to the United States Securities and Exchange Commission.

15.	Change of Control Provision

In the event that any Party to this Agreement sells a controlling interest of its company to a third party, that Party shall have the right to cease work on behalf of any customer until it becomes satisfied (or otherwise) with the new third party, at which time it may choose to carry on or terminate this Agreement without further notice or obligation.

16.	Authority
The Parties warrant to each other that they have full authority to enter into this Agreement and agree to be bound by its terms.

17.	No Strict Construction
The Parties confirm that there is no relevance to the order of listing of the terms of this Agreement and that if any single element of this Agreement is deemed invalid the other elements shall remain valid and in full force.

18.	Governing Law
The laws governing this Agreement will be those of the state of Nevada, USA.  In case of any dispute regarding this Agreement, the parties shall refer any disputes to and to agree to be bound by the findings of the American Arbitration Association.

The Parties hereby approve and accept these terms on the date shown below.

On Behalf of: E-Waste Systems, Inc.	On Behalf of: VGG, Village Green Global Inc.

/s/ Martin Nielson	/s/ Douglas “Doug” Smith
Print Name: Martin Nielson	Print Name: Douglas "Doug" Smith
Title: Chief Executive Officer	Title: Chief Executive Officer
Date: January 24, 2013	Date: January 24, 2013